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                                                                      Exhibit 99
CONTACTS:
George McMillan, Chief Financial Officer                       February 14, 1997
Debra Bergevine, Director of                               For Immediate Release
                          Shareholder Relations
Renaissance Solutions, Inc.
617-259-8833

                          RENAISSANCE SOLUTIONS, INC.
                                  NEWS RELEASE

         RENAISSANCE SOLUTIONS, INC. ANNOUNCES ACQUISITIONS OF COBA
                    CONSULTING AND C.M. MANAGEMENT SYSTEMS

Lincoln, MA, February 14, 1997 -- Renaissance Solutions, Inc. (NASDAQ/RENS) today announced that it has completed its previously announced acquisition of COBA Consulting Limited (COBA), a London, England and Atlanta, Georgia based strategic consulting firm providing strategy formulation, research and analysis, and strategy implementation services to the telecommunications, financial services, utilities and retail industries.

Under the terms of the definitive agreement signed in January, Renaissance Solutions acquired all of the outstanding common stock of COBA for a purchase price comprised of $11.9 million of cash plus 163,000 shares of Renaissance Solutions common stock. Renaissance Solutions will also acquire certain non-voting, convertible shares of COBA in 1998 and 1999 for a purchase price based on COBA's actual financial performance in 1997 and 1998.

Renaissance today also announced that it has acquired C.M. Management Systems Ltd. Inc., a Boston-based strategic consulting firm that conducts business under the name of COBA-M.I.D. Boston. Both COBA-M.I.D. Boston and COBA are members of an international network of affiliates providing consultative assistance in strategy formulation, enterprise transformation, market and competitive analysis and executive education.

Under the terms of the agreement, Renaissance Solutions acquired all of the outstanding capital stock of C.M. Management Systems Ltd. Inc. for a purchase price of $9.25 million and an earn-out of cash (or, in Renaissance's discretion, cash and stock) based on the company's 1997 and 1998 performance.

C.M. Management Systems Ltd. Inc. had revenues of approximately $12.2 million for the year ended December 31, 1996. The company has 41 full-time equivalent employees.

"The addition of COBA-M.I.D. Boston builds on the acquisition of its sister company, COBA," stated David Lubin, Co-Chairman of Renaissance Solutions. "Their combined
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capabilities in strategy development and implementation provide a strong fit with our existing operational consulting and technology services. COBA-M.I.D. Boston's client concentration in telecommunications further strengthens Renaissance's position in that strategically important industry sector."

Mark Bruneau, President of COBA-M.I.D. Boston, said today "this is a powerful combination -- I believe that together we can offer what our telecommunications and information technology clients need -- a combination of world class strategic solutions and information technology."

Founded in 1993, Renaissance Solutions, Inc. develops technology-based business solutions designed to enable its clients to improve management of their strategic objectives, implement high performance work processes, and ensure continuous growth of their skills and knowledge.